                                                REGISTRATION NO. 333-__________

              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON DECEMBER 20, 1996

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        CAPSTONE PHARMACY SERVICES, INC.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                      11-2310352
           --------                                      ----------
 (State or Other Jurisdiction                         (I.R.S. Employer
of Incorporation or Organization)                   Identification Number)

              2930 Washington Boulevard, Baltimore, Maryland 21230
              ----------------------------------------------------
                    (Address of Principal Executive Offices)
                                   (Zip Code)

                 1996 COMPENSATION PLAN FOR KANTOR AND ROBBINS
                 ---------------------------------------------
                              (Full Title of Plan)

                                R. Dirk Allison
                            Chief Executive Officer
                        Capstone Pharmacy Services, Inc.
                           2930 Washington Boulevard
                           Baltimore, Maryland 21230
                     -------------------------------------
                    (Name and Address of Agent for Service)

                                 (800) 766-2761
           ----------------------------------------------------------
          (Telephone Number, Including Area Code of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                              Proposed                 Proposed Maximum              Amount of
Title of Securities                Amount to be            Maximum Offering           Aggregate Offering           Registration
 to be Registered                  Registered(1)          Price Per Share(2)                 Price                      Fee
------------------                 -------------          ------------------          ------------------           ------------
Common Stock, $.01 par value         100,000                    $5                         $500,000                    $152

---------------------------
(1) This Registration Statement also encompasses an indeterminable number of additional shares that may become issuable pursuant to the antidilution adjustment provisions of the plan.

(2) Pursuant to Rule 457, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the price at which the options issued under the plan may be exercised.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The documents listed below are incorporated by reference in this Registration Statement. In addition, all documents subsequently filed by Capstone Pharmacy Services, Inc. (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         (a) The Company's Annual Report on Form 10-K for the ten months ended December 31, 1995, as amended by Form 10-K/A2.

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

         (d) The Company's Quarterly Report of Form 10-Q for the quarter ended March 31, 1996;

         (e)      The Company's Current Report on Form 8-K dated October 2,
                  1996;

         (f) The Company's Current Report on Form 8-K dated July 30, 1996, as amended by Form 8-K/A;

         (g)      The Company's Current Report on Form 8-K/A2 dated May 22,
                  1995;

         (h) The Company's Current Report on Form 8-K dated February 29, 1996, as amended by Forms 8-K/A and 8-K/A2;

         (i)      The Company's Current Report on Form 8-K dated July 18, 1996;

         (j)      The Company's Current Report on Form 8-K dated March 20, 1996;

         (k) The Company's Current Report on Form 8-K dated December 31, 1995, as amended by Form 8-K/A;

         (l) The description of the Common Stock under "Description of Securities" contained in the Company's Registration Statement on Form 8-A (File Number 000-20606) dated June 18, 1986, as amended by Form 8-A/A dated July 18, 1996.

ITEM 4.           DESCRIPTION OF SECURITIES.

         The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") applies to the Company and the relevant portion of the DGCL provides as follows:

         145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

                           (a) A corporation may indemnify any person who was
                  or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                           (b) A corporation may indemnify any person who was
                  or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                           (c) To the extent that a director, officer, employee
                  or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                           (d) Any indemnification under subsections (a) and
                  (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

                           (e) Expenses (including attorneys' fees) incurred by
                  an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                           (f) The indemnification and advancement of expenses
                  provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                           (g) A corporation shall have power to purchase and
                  maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                           (h) For purposes of this section, references to "the
                  corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                           (i) For purposes of this section, references to
                  "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                           (j) The indemnification and advancement of expenses
                  provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                           (k) The Court of Chancery is hereby vested with
                  exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

                  The Restated Certificate of Incorporation limits the liability of directors (in their capacity as directors, but not in their capacity as officers) to the Company or its shareholders to the fullest extent permitted by the DGCL, as amended. Specifically, no director of the Company will be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty as a director, except as provided in Section 102 of the DGCL for liability: (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith and which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such action, if successful, might otherwise have benefitted the Company and its shareholders.

                  Under the Restated Certificate of Incorporation and in accordance with Section 145 of the DGCL, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person was or is a director or officer of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such acts were unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper. The Company will indemnify, pursuant to the standard enumerated in Section 145 of the DGCL, any past or present officer or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed derivative action by or in the right of the Company.

                  The Restated Certification of Incorporation of the Company provides that the Company may pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above in advance of their final disposition, provided that, if the DGCL so requires, such indemnified person agrees to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. The Company's Restated Certificate of Incorporation also allows the Company, in its sole discretion, to indemnify any person who is or was one of its employees and agents to the same degree as the foregoing indemnification of directors and officers. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
         (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In addition, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or obligation to indemnify such person against such liability under the provisions of the DGCL. The company maintains insurance for the benefit of the Company's officers and directors insuring that such persons against certain liabilities, including civil liabilities under the securities laws. Additionally, the Company has entered into indemnification agreements with each of the Directors of the Company, which, among other things, provides that the Company will indemnify such Directors to the fullest extent permitted by the Restated Certificate of Incorporation and the DGCL and will advance expenses of defending claims against such Directors.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.           EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Exhibit Index on Page E-1 of this Registration Statement, which index is incorporated herein by reference.

ITEM 9.           UNDERTAKINGS.

         (a)      The Company hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1993 (the "Securities Act").

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

However, the information required to be included in a post-effective amendment by paragraphs (1)(i) or (1)(ii) may instead be provided in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                  (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on December 19, 1996.

                                     CAPSTONE PHARMACY SERVICES, INC.

                                     By:  /s/ R. Dirk Allison
                                          -------------------------------------
                                          R. Dirk Allison
                                          President and Chief Executive Officer


                               POWER OF ATTORNEY

         Each person whose signature to this Registration Statement appears below hereby appoints R. Dirk Allison and Donald W. Hughes, and each of them, any one of whom may act without the joinder of the others, as his or her attorney-in-fact to execute in the name and behalf of any such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


         Signature                             Title                                   Date
         ---------                             -----                                   ----
/s/ R. Dirk Allison               President, Chief Executive Officer              December 19, 1996
------------------------------    (Principal Executive Officer) and
R. Dirk Allison                   Director


/s/ Donald W. Hughes              Vice President, Chief Financial                 December 19, 1996
------------------------------    Officer (Principal Financial and
Donald W. Hughes                  Accounting Officer) and Secretary


/s/ Allan C. Silber               Chairman                                        December 19, 1996
------------------------------
Allan C. Silber

/s/ Morris A. Perlis              Vice Chairman                                   December 19, 1996
------------------------------
Morris A. Perlis

/s/ Joseph F. Furlong, III        Director                                        December 19, 1996
------------------------------
Joseph F. Furlong, III

/s/ John Haronian                 Director                                        December 19, 1996
------------------------------
John Haronian

/s/ Albert Reichmann              Director                                        December 19, 1996
------------------------------
Albert Reichmann

/s/ J. Brendan Ryan               Director                                        December 19, 1996
------------------------------
J. Brendan Ryan

/s/ Edward Sonshine               Director                                        December 19, 1996
------------------------------
Edward Sonshine

/s/ Gail Wilensky                 Director                                        December 19, 1996
------------------------------
Gail Wilensky

/s/ John Zucotti                  Director                                        December 19, 1996
------------------------------
John Zucotti

                                 EXHIBIT INDEX

  Exhibit No.                                Description of Exhibit
  -----------                                ----------------------
      4.1         --       Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on
                           Form 10-Q for the quarter ended August 31, 1995)

      4.2         --       Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1995)

      4.3         --       Certificate of Ownership and Merger Merging Choice Mergeco, Inc. into
                           Choice Drug Systems, Inc. (incorporated by reference to Exhibit 3.2 to the
                           Company's Quarterly Report on Form 10-Q for the quarter ended August 30, 1995)

      4.4         --       Certificate of Amendment (incorporated by reference to Exhibit A to the Company's Proxy Statement for Special Meeting of Shareholders on
                           August 15, 1996)

      5           --       Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.

     23.1         --       Consent of Arthur Andersen LLP, Independent Public Accountants.

     23.2         --       Consent of Harwell Howard Hyne Gabbert & Manner, P.C.
                           (contained in Exhibit 5)

     24           --       Power of Attorney (see page II-9)




                                      E-1